Exhibit 10.24

CATALENT PHARMA SOLUTIONS, INC.

SUMMARY OF MANAGEMENT INCENTIVE PLAN

Catalent Pharma Solutions, Inc. (the “Company”) has a management incentive plan (the “MIP”) for its eligible employees, which is not set forth in a written agreement.

The primary purpose of the Plan is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of the Company’s financial and strategic growth objectives.

Under the MIP, the Compensation Committee of the board of directors of the Company (the “Administrator”), or such other authorized officers of the Company that are delegated authority under the Plan by the Administrator, designates and determines which employees are eligible to participate in the MIP. Eligibility is based on employees who are in positions to make significant contribution to the overall growth, and/or profitability of the Company or one of its subsidiaries or business segments. All named executive officers of the Company are eligible to participate in the MIP.

A target annual bonus is established by the Administrator for each eligible employee expressed as a percentage of base salary. The actual MIP award, which is a cash bonus, is tied to the financial results of the Company and a combination of financial and/or strategic goals appropriate for each position.

Two separate performance factors determine the actual MIP award: a Business Performance Factor and an Individual Performance Factor.

For fiscal 2008, EBITDA is the sole Business Performance Factor measure under the Plan. EBITDA performance is measured at the Company, business unit or site level with the weighting of each level dependent upon the position. With respect to the Company’s named executive officers, EBITDA performance is measured 100% at the company-wide level. Financial performance relative to an EBITDA target(s) set by the Administrator determines the aggregate funding level for the MIP. If the EBITDA target(s) set by the Administrator are met, the aggregate bonus pool amount will be set at the target amount in the annual operating budget, subject to the Administrator’s discretion. If EBITDA performance exceeds target, the bonus pool amount is increased above 100% of target based on a pre-established scale. If EBITDA performance does not meet target, the bonus pool amount is decreased from the target amount based on the pre-established scale. The Administrator has the discretion to adjust the MIP bonus pool amount determined by reference to the pre-established grids upwards or downwards, to address special situations.

The Individual Performance Factor is based on achievement against a combination of financial and/or strategic performance goals as appropriate for each position. In general, based on the Individual Performance Factor determined for each employee, the actual MIP award can range from 0% to 200% of the aggregate funding level as determined by the Business Performance Factor.

The actual MIP awards are the product of each employee’s target annual bonus multiplied by (i) the Business Performance Factor and (ii) each employee’s Individual Performance Factor.